Filed with the Securities and Exchange Commission on August 30, 2007

Registration No.: _______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMERICAN SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1098795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305 (Address of Principal Executive Offices)

AMERICAN SOFTWARE, INC.

1991 EMPLOYEE STOCK OPTION PLAN, DIRECTORS AND OFFICERS STOCK OPTION

PLAN AND 2001 STOCK OPTION PLAN (COLLECTIVELY, THE “PLANS”)

(Full Title of the Plans)

Agent for Service: Henry B. Levi, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Monarch Plaza Suite 1600 3414 Peachtree Road Atlanta, Georgia 30308	With Copies to: James C. Edenfield and Vincent C. Klinges American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305

Telephone Number of Agent for Service: 404/221-6508

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share[1]	Maximum Aggregate Offering Price of Shares[2]	Amount of Registration Fee[3]
Class A Common Shares, Par Value $.10	3,358,232 Shares	$9.76	$20,505,092	$239.46

[1]

Based upon the average high and low prices of the Class A Common Shares reported on the Nasdaq National Market on August 17, 2007 with respect to Shares underlying options not yet granted; Shares underlying outstanding options have varying exercise prices.

[2]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

[3]

Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the proposed maximum aggregate offering price by 0.0000307. Pursuant to Rule 457(p), the registration fee amount has been reduced by offsetting against such amount the filing fee of $390.05 paid with respect to the registration of 2,558,232 of the Shares being registered hereby, pursuant to Form S-8 Registration Statement No. 333-129999 filed November 30, 2005 by American Software, Inc.

PART 1.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item. 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item. 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART 2.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended April 30, 2007;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since April 30, 2007; and

(c)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-81444) filed with the Commission on January 21, 1983, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item. 4. Description of Securities.

Not applicable.

Item. 5. Interests of Named Experts and Counsel.

None

Item. 6. Indemnification of Directors and Officers.

O.C.G.A. Section 14-2-851 authorizes a corporation to indemnify a director against liability incurred in a proceeding if the director acted in good faith and reasonably believed that, in the case of conduct in his or her official capacity, that such conduct was in the best interest of the corporation or, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of a criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful.

O.C.G.A. Section 14-2-857 authorizes a corporation to indemnify an officer to the same extent as a director and, if the officer is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for liability arising out of appropriation of any business opportunity of the company, acts or omissions involving intentional misconduct or a knowing violation of the law, liabilities arising from unlawful distributions, or receipt of an improper personal benefit.

Article IV, Section 11 of the Registrant’s Bylaws and Article VII of the Registrant’s Articles of Incorporation provide for indemnification of its directors, officers, agents and employees, to the extent permissible under Georgia law, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has entered into indemnification agreements with its directors and has purchased directors and officers insurance.

Item. 7. Exemption from Registration Claimed.

Not applicable.

Item. 8. Exhibits.

Exhibit Number	Description

4.1	2001 Stock Option Plan Amended and Restated as of August 20, 2007

5.1	Opinion of Counsel Regarding Legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item. 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Atlanta, State of Georgia, on August 20th, 2007.

AMERICAN SOFTWARE, INC.

By:	/S/ JAMES C. EDENFIELD
James C. Edenfield, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Edenfield and Vincent C. Klinges, or either of them, his attorney-in-fact, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ James C. Edenfield	President, Chief Executive	August 20, 2007
James C. Edenfield	Officer and Director

/s/ Thomas L. Newberry	Chairman of the Board of	August 20, 2007
Thomas L. Newberry	Directors

/s/ J. Michael Edenfield	Director	August 20, 2007
J. Michael Edenfield

/s/ W. Dennis Hogue	Director	August 20, 2007
W. Dennis Hogue

/s/ John J. Jarvis	Director	August 20, 2007
John J. Jarvis

Director
James B. Miller, Jr.

/s/ Thomas L. Newberry, V	Director	August 20, 2007
Thomas L. Newberry, V

/s/ Vincent C. Klinges	Chief Financial Officer	August 20, 2007
Vincent C. Klinges

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	2001 Stock Option Plan Amended and Restated as of August 20, 2007

5.1	Opinion of Counsel Regarding Legality

23.1	Consent of Independent Registered Public Accounting Firm